Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-238767, 333-204896 and 333-182429) on Form S-8 of our report dated April 16, 2020, with respect to the consolidated financial statements of Hibbett, Inc. (formerly Hibbett Sports, Inc.).

/s/ KPMG LLP

Birmingham, Alabama
March 25, 2022

End of Exhibit 23.2